Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Fiscal 2009 Third Quarter Results

  Total revenues for the quarter were $173.0 million, down 21.2 percent compared with $219.6 million in the prior year period.
  EPS for the quarter was ($1.03) per share; Adjusted EPS was ($0.06), excluding a pre-tax, non-cash charge of $76.5 million for the write down of goodwill and intangibles related to the Company’s Gourmet Food and Gift Baskets business and a non-recurring, pre-tax charge of $1.5 million for severance costs associated with a labor force reduction completed during the quarter, compared with EPS of $0.05 per diluted share in the prior year period.
  Company Reports Making Excellent Progress Toward Achieving its Target For Operating Expense Savings of $50 Million for Fiscal Year 2010.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--April 30, 2009--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading Florist and Gift Shop, today reported revenues of 173.0 million for its fiscal third quarter ended March 29, 2009 compared with revenues of $219.6 million reported in the prior year period. The revenue decline of 21.2 percent was attributed primarily to the continued weakness in the retail economy and, to a lesser extent, the shift of the Easter holiday into the Company’s fiscal fourth quarter and lower Valentine’s Day sales related to the holiday falling on a Saturday this year.

Gross margin for the quarter was 40.2 percent compared with 40.8 percent in the prior year period. During the quarter, the Company reduced its operating expenses by approximately $10 million (excluding depreciation and amortization, goodwill and intangibles impairment and one-time severance costs), compared with the prior year period, reflecting a continued focus on driving costs out of its business platform. The lower revenues in the quarter, however, impacted the Company’s operating leverage, resulting in an increase of 500 basis points in operating expense ratio to 41.1 percent compared with 36.1 percent in the prior year period.

As a result of these factors, and including a seasonal operating loss of $1.7 million primarily associated with the Company’s DesignPac Gifts business (acquired in April, 2008), EBITDA* loss for the period was $1.5 million compared with a gain of $10.3 million in the prior year period. (*Earnings Before Interest, Taxes, Depreciation, Amortization and goodwill and intangible impairment charges. A reconciliation of Net Income to EBITDA is included as part of the tables attached to this release.)

Net loss for the quarter was $65.8 million or ($1.03) per share; adjusted net loss was $4.0 million or ($0.06) per share, excluding a pre-tax, non-cash charge of $76.5 million for the write down of goodwill and intangibles associated with the Company’s Gourmet Food and Gift Baskets segment and excluding a one-time pre-tax charge of $1.5 million for severance costs associated with a labor force reduction completed during the quarter, compared with net income of $3.3 million, or $0.05 per share, in the prior year period.

Jim McCann, CEO, said, “During our fiscal third quarter, we saw continued weakness in consumer demand related to the current economic climate. In addition, the shift of Easter out of the quarter impacted both our consumer floral and gourmet food and gift baskets categories, and accounted for approximately $7 million of the total revenue shortfall. Also, year-over-year revenues for the Valentine holiday were lower due to its falling on a Saturday this year, rather than a weekday, which is historically much better for our online business.”

McCann noted that the Company’s BloomNet Wire Service revenues grew 10 percent during the quarter to $17.0 million while category contribution margin remained strong at approximately 33 percent. “BloomNet is focused on deepening its relationships with our florist members by providing them with the products and services that can help them in this challenging economy. In doing so, we continue to grow our market share as the wire service industry’s leader in value and innovation,” said McCann.

McCann reported that the Company has made excellent progress toward achieving the operating cost savings that it forecast for the second half of fiscal 2009. “To date, we have implemented the majority of our cost saving initiatives and we are well on our way to completing these efforts by fiscal year end in June. This will enable us to fully realize our targeted $50 million in cost savings in fiscal 2010 which begins in July.” McCann noted that, among other initiatives, the Company implemented a labor force reduction, began the downsizing of its Home and Children’s Gifts division and further transitioned its customer service platform to a home agent model. “As a result, we are confident that our lower operating cost structure will enable us to enhance our profitability in fiscal 2010 and beyond,” he said.

During the fiscal third quarter, the Company said approximately 1.7 million e-commerce customers placed orders of whom 61 percent were repeat customers. This reflects the strength of the 1-800-FLOWERS.COM brand and its expanded Gifts businesses, as well as the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted source for gifts and services for all of their celebratory occasions.

Regarding the Company’s outlook for its fiscal fourth quarter, ending June 28, 2009, McCann said, “We continue to see a challenging economic environment in which consumers are being cautious in their discretionary spending. With that said, we believe we have some very innovative marketing plans in place for the key Mother’s Day holiday – such as our new “Spot A Mom” campaign that is utilizing social media channels to create consumer engagement – and we expect to benefit from the shift of Easter into the quarter.

CATEGORY RESULTS FOR FISCAL 2009 THIRD QUARTER:

The Company provides selected financial results for its Floral and Gifts business categories in the tables attached to this release and as follows:

FLORAL:

  1-800-FLOWERS.COM Consumer Floral: During the third quarter, reflecting the weak economic environment as well as the shift of the Easter holiday and Saturday placement of the Valentine holiday, revenues declined 25.3 percent to $105.3 million compared with $141.0 million in the prior year period. Gross profit margin for the quarter was 35.4 percent compared with 38.0 percent in the prior year period, reflecting the increased promotional nature of the retail sector and the Valentine holiday. The combination of the lower sales and gross profit margin resulted in a decline in category contribution* to $7.8 million compared with $17.2 million in the prior year period. (*The Company defines category contribution margin as earnings before interest, taxes, depreciation, amortization and goodwill and intangibles impairment charges and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues increased 10.0 percent, or $1.6 million, to $17.0 million compared with $15.4 million in the year ago period. Gross profit margin was 55.3 percent compared with 54.6 percent in the prior year period. Category contribution, including the seasonally lower contribution associated with BloomNet’s products business, was $5.5 million compared with $5.6 million in last year’s third quarter.

GIFTS:

  Gourmet Food and Gift Baskets: Reflecting the shift of Easter into the fiscal fourth quarter and the overall weak retail environment, revenues declined 16.2 percent to $33.3 million compared with $39.7 million in the prior year period. Gross profit margin remained stable at 45.6 compared with 45.9 percent in the year ago period. As a result of the lower revenues, and including an seasonal operating loss of $1.4 million associated with the Company’s DesignPac Gifts business (acquired in April, 2008), category contribution was $921,000 compared with $3.3 million in the prior year period.
  Home and Children’s Gifts: Revenues for the quarter declined 24.7 percent to $18.5 million compared with $24.6 million in the prior year period, reflecting the weak retail economy as well as management’s planned downsizing of the category. Gross profit margin increased 360 basis points to 42.5 percent compared with 38.9 percent in the prior year period, primarily reflecting enhanced purchasing and shipping initiatives. The decline in revenue was offset by the increased gross profit margin as well as improved operating expense leverage, resulting in an improvement of $1.1 in category contribution to a loss of $2.1 million compared with a loss of $3.2 million in the prior year period.

Company Guidance:

The Company said that it expects economic conditions for consumers will continue to be very challenging throughout its current fiscal fourth quarter. As a result, combined with its results for the first nine months of fiscal 2009, the Company reiterated its expectation for full year revenues to decline 5-to-10 percent compared with the prior year. In terms of bottom-line results, the Company expects to be profitable on an EBITDA basis in its fiscal fourth quarter and profitable on an EBITDA and EPS basis (before any one-time charges) for the full fiscal year.

McCann noted that the Company finished the fiscal third quarter with solid balance sheet including more than $30 million in cash and no debt outstanding on its revolving credit facility. “We recently announced that we amended our credit facility with our syndicate of banks, providing us with the flexibility to manage our business in the current economic environment. As part of the revised agreement, we pre-paid $20 million on our outstanding term loans reducing our debt to $92.4 million under the facility.

Importantly, I believe the strength of our balance sheet combined with the continued support of our bank syndicate, led by J.P. Morgan, as well as our focus on leveraging our platform to significantly our reduce operating expense ratio, will enable us to emerge from this economic climate an even stronger and more profitable company and build long-term shareholder value,” said McCann.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expects,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s guidance with respect to fiscal 2009 and/or 2010, including its fiscal fourth quarter of fiscal 2009. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the company’s control, that could cause actual results to materially differ from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its revenue and profitability guidance for fiscal year 2009, including its fiscal fourth quarter; its ability to reduced operating costs by $50 million for fiscal 2010; its ability to manage the increased seasonality of its businesses; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2008 and its subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS.COM, Inc. has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® (1-800-356-9377 or www.1800flowers.com), was listed as a Top 50 Online Retailer by Internet Retailer in 2006, as well as 2008 Laureate Honoree by the Computerworld Honors Program and the recipient of ICMI’s 2006 Global Call Center of the Year Award. 1-800-FLOWERS.COM offers the best of both worlds: exquisite arrangements created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight Fresh From Our Growers®. As always, 100% satisfaction and freshness are guaranteed. Also, visit 1-800-Flowers en Español (www.1800flowersenespanol.com). The Company’s BloomNet® international floral wire service provides (www.mybloomnet.net) a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably.

The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May® Confections Brands (www.fanniemay.com and www.harrylondon.com); gourmet foods from Greatfood.com® (www.greatfood.com); wine gifts from Ambrosia® (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) and DesignPac Gifts™ (www.designpac.com); Celebrations® (www.celebrations.com), a new premier online destination for fabulous party ideas and planning tips; as well as Home Decor and Children’s Gifts from Plow & Hearth® (1-800-627-1712 or www.plowandhearth.com), Wind & Weather® (www.windandweather.com), HearthSong® (www.hearthsong.com) and Magic Cabin® (www.magiccabin.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market under ticker symbol FLWS.

Conference Call:

The Company will conduct a conference call to discuss the attached financial results today, Thursday, April 30, 2009 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (EDT) on 4/30/09 through midnight on 5/7/09 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter replay pass code #: 6146737.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	March 29, 2009	June 29, 2008
	(unaudited)
Assets
Current assets:
Cash and equivalents	$31,734	$12,124
Receivables, net	17,054	13,443
Inventories	80,541	67,283
Deferred tax assets	8,098	7,977
Prepaid and other	9,780	8,723
Total current assets	147,207	109,550

Property, plant and equipment at cost, net	73,544	65,737
Goodwill	41,188	124,164
Other intangibles, net	53,879	67,928
Deferred tax assets	10,442	-
Other assets	5,876	3,959
Total assets	$332,136	$371,338

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$55,047	$63,248
Current maturities of long-term debt and obligations under capital leases	42,295	12,886
Total current liabilities	97,342	76,134

Long-term debt and obligations under capital leases	76,138	55,250
Deferred tax liabilities	-	5,527
Other liabilities	3,217	2,962
Total liabilities	176,697	139,873
Total stockholders’ equity	155,439	231,465
Total liabilities and stockholders’ equity	$332,136	$371,338

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (Unaudited) (In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008

Net revenues:
E-commerce (combined online and telephonic)	$131,946	$177,476	$469,818	$566,147
Other	41,025	42,091	190,514	133,432

Total net revenues	172,971	219,567	660,332	699,579

Cost of revenues	103,395	130,062	390,641	397,137

Gross profit	69,576	89,505	269,691	302,442

Operating expenses:
Marketing and sales	52,469	60,587	183,487	196,960
Technology and development	5,679	5,515	16,518	16,169
General and administrative	12,972	13,151	40,624	43,817
Depreciation and amortization	6,144	5,011	17,629	14,848
Goodwill and intangible impairment	76,460	-	96,496	-

Total operating expenses	153,724	84,264	354,754	271,794

Operating (loss) income	(84,148)	5,241	(85,063)	30,648

Other income (expense):
Interest income	56	363	228	836
Interest expense	(1,103)	(1,073)	(4,769)	(4,355)
Other	58	25	85	55

Total other income (expense), net	(989)	(685)	(4,456)	(3,464)

Income (loss) before income taxes	(85,137)	4,556	(89,519)	27,184
Income tax (benefit) expense	(19,362)	1,266	(13,329)	10,428

Net (loss) income	($65,775)	$3,290	($76,190)	$16,756

Net (loss) income per common share:
Basic	($1.03)	$0.05	($1.20)	$0.27
Diluted	($1.03)	$0.05	($1.20)	$0.26
Weighted average shares used in the calculation of net (loss) income per common share:
Basic	63,646	63,261	63,598	62,970
Diluted	63,646	65,413	63,598	65,604

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Nine Months Ended
	March 29, 2009	March 30, 2008

Operating activities
Net (loss) income	($76,190)	$16,756
Reconciliation of net income to net cash provided by operations:
Depreciation and amortization	17,629	14,848
Deferred taxes	(16,089)	10,374
Stock based compensation	755	3,339
Goodwill and intangible impairment	96,496	-
Bad debt expense	1,378	1,363
Other non-cash items	(243)	275
Changes in operating items:
Receivables	(3,346)	(1,559)
Inventories	(8,836)	(5,506)
Prepaid and other	(930)	1,275
Accounts payable and accrued expenses	(10,029)	608
Other assets	(91)	300
Other liabilities	255	323

Net cash provided by operating activities	759	42,396

Investing activities
Capital expenditures, net of non-cash expenditures of $5,954	(11,731)	(11,615)
Proceeds from sale of business	25	125
Acquisitions, net of cash acquired	(11,049)	(4,135)
Other, net	203	204

Net cash used in investing activities	(22,552)	(15,421)
Financing activities
Acquisition of treasury stock	(797)	(1,079)
Proceeds from exercise of employee stock options	113	3,837
Proceeds from bank borrowings	120,000	80,000
Repayment of notes payable and bank borrowings	(75,651)	(87,466)
Debt issuance cost	(2,256)	-
Repayment of capital lease obligations	(6)	(25)

Net provided by (used in) financing activities	41,403	(4,733)

Net change in cash and equivalents	19,610	22,242
Cash and equivalents:
Beginning of period	12,124	16,087

End of period	$31,734	$38,329

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	March 29, 2009	March 30, 2008	% Change	March 29, 2009	March 30, 2008	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$105,326	$141,018	(25.3%)	$285,909	$342,687	(16.6%)
BloomNet Wire Service	16,957	15,410	10.0%	47,823	38,033	25.7%
Gourmet Food & Gift Baskets	33,266	39,675	(16.2%)	212,305	173,442	22.4%
Home & Children’s Gifts	18,492	24,565	(24.7%)	118,844	147,313	(19.3%)
Corporate (*)	174	371	(53.1%)	975	2,081	(53.1%)
Intercompany eliminations	(1,244)	(1,472)	15.5%	(5,524)	(3,977)	(38.9%)
Total net revenues	$172,971	$219,567	(21.2%)	$660,332	$699,579	(5.6%)

	Three Months Ended			Nine Months Ended
	March 29, 2009	March 30, 2008	% Change	March 29, 2009	March 30, 2008	% Change

Gross profit:
1-800-Flowers.com Consumer Floral	$37,291	$53,520	(30.3%)	$104,918	$132,540	(20.8%)
	35.4%	38.0%		36.7%	38.7%

BloomNet Wire Service	9,382	8,419	11.4%	26,488	21,301	24.4%
	55.3%	54.6%		55.4%	56.0%

Gourmet Food & Gift Baskets	15,171	18,221	(16.7%)	83,499	82,002	1.8%
	45.6%	45.9%		39.3%	47.3%

Home & Children’s Gifts	7,865	9,544	(17.6%)	55,070	66,341	(17.0%)
	42.5%	38.9%		46.3%	45.0%

Corporate (*)	(86)	79	(208.9%)	239	842	(71.6%)
	(49.4%)	21.3%		24.5%	40.5%

Intercompany eliminations	(47)	(278)		(523)	(584)
Total gross profit	$69,576	$89,505	(22.3%)	$269,691	$302,442	(10.8%)
	(40.2%)	(40.8%)		(40.8%)	(43.2%)

	Three Months Ended				Nine Months Ended
	March 29, 2009	March 30, 2008	% Change	March 29, 2009	March 30, 2008	% Change

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$7,753	$17,221	(55.0%)	$27,346	$42,727	(36.0%)
BloomNet Wire Service	5,542	5,561	(0.3%)	14,800	12,583	17.6%
Gourmet Food & Gift Baskets	918	3,281	(72.0%)	26,134	26,338	(0.8%)
Home & Children’s Gifts	(2,074)	(3,239)	36.0%	(1,522)	3,212	(147.4%)
Category Contribution Margin Subtotal	12,139	22,824	(46.8%)	66,758	84,860	(21.3%)
Corporate (*)	(13,683)	(12,572)	(8.8%)	(37,696)	(39,364)	4.2%
EBITDA	$(1,544)	$10,252	(115.0%)	$29,062	$45,496	(36.1%)

(*)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Appendix A – Reconciliations of Historical Information (In thousands) (unaudited)

Reconciliation of Net (Loss) Income to EBITDA:

	Three Months Ended		Nine Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008

Net (loss) income	($65,775)	$3,290	($76,190)	$16,756
Add:
Interest expense	1,103	1,073	4,769	4,355
Depreciation and amortization	6,144	5,011	17,629	14,848
Income tax expense	(19,362)	1,266	(13,329)	10,428
Goodwill and intangible impairment	76,460	-	96,496	-
Less:
Interest income	56	363	228	836
Other income (expense)	58	25	85	55

EBITDA	($1,544)	$10,252	$29,062	$45,496

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended		Nine Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008

Net (loss) income	($65,775)	$3,290	($76,190)	$16,756
Add:
Goodwill and intangible impairment	76,460	-	96,496	-
Severance	1,503	-	1,503	-
Less:
Income tax expense associated with goodwill and intangible impairment and severance	16,184		16,308	-
Adjusted net (loss) income	($3,996)	$3,290	$,5,501	$16,756

Net (loss) income per common share:
Basic	($0.06)	$0.05	$0.09	$0.27
Diluted	($0.06)	$0.05	$0.09	$0.26

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Erin Maestas, 516-237-4867
emaestas@1800flowers.com